EXHIBIT 4.2


                                PROMISSORY NOTE

                            Precision Systems, Inc.
                             11800 30th Court North
                         St. Petersburg, Florida 33716


U.S. $2,000,000                                       Dated: September ___, 1997
Principal Amount


      1. Amount and Rate. Precision Systems, Inc., a Delaware corporation whose principal office is at 11800 30th Court North, St. Petersburg, Florida 33716 ("Borrower"), for value received, hereby promises to pay to the order of ____________________, a ___________________________ ("Lender"), whose principal place of business is ___________________________, the principal amount of Two Million United States Dollars (U.S. $2,000,000), in lawful money of the United States of America in immediately available funds, in accordance with the terms of the Loan Agreement (as hereinafter defined), and to pay interest on the unpaid principal amount of the Loan, in the manner, at the rate and at the times specified in the Loan Agreement.

      2. Loan Agreement. This Promissory Note is one of the Notes referred to in the Loan Agreement dated as of September ___, 1997 between Lender, Borrower and certain other parties acting as Lenders (as such term is defined in the Loan Agreement), and as such agreement may be amended, modified and supplemented from time to time (the "Loan Agreement"), and it evidences a Loan made by Lender to Borrower thereunder. This Promissory Note is subject to all of the terms and conditions contained in the Loan Agreement, which are incorporated herein by reference. Capitalized terms used in this Promissory Note shall, unless otherwise stated herein, have the respective meanings assigned to them in the Loan Agreement.

      3. Event of Default. Upon the occurrence and continuation of an Event of Default, the principal hereof and accrued interest hereon may be declared to be, or may become, forthwith due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

      4. No Registration. THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND THEREFORE CANNOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED UNLESS IT IS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

      5. Waivers. Any failure of the Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time.

      6.    Assignment.   This   Promissory   Note  shall  not  be  assigned  or
transferred by the Lender without the prior written consent of the Borrower.

      7. Controlling Law. This Promissory Note shall be construed and enforced in accordance with, and governed by the laws of the United States of America and the State of Delaware (without regard to the principles of conflict of laws).

      8. Severability of Provisions. In case any term or provision of this Promissory Note shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      9. Headings. The headings of this Promissory Note are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

      10. Sealed Instrument. The Borrower intends this to be a sealed instrument and to be legally bound hereby.

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      IN WITNESS WHEREOF,  the Borrower has executed this Promissory Note in St.
Petersburg, Florida, effective as of the date first written above.


                                         Precision Systems, Inc.,
                                         a Delaware corporation



                                         By: _______________________________

                                         Its:  _____________________________































































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